EXHIBIT 99.1

Sharps Compliance Corp. Reports 260% Revenue Growth in First Quarter Fiscal 2010
Third Consecutive Quarter of Record Revenue and Net Income

 * First quarter revenue increased 260% to $15.4 million while strong operating leverage drove margin expansion to 70.8% gross margin and
   58.4% operating margin
 * First quarter diluted earnings per share were $0.40, a $0.36 increase over the prior year quarter
 * Strong, flexible balance sheet with a cash balance of $8.4 million, working capital of $13.2 million and no debt at September 30, 2009
 * U.S. Government contract execution continues ahead of plan;
   Pipeline of prospects continues to expand for Sharps(r) Medical
   Waste Management System
 * California Senate Bill 486 Signed into Law; Sharps' proven Patient
   Support Program addresses pharmaceutical manufacturers requirements to document medical sharps disposal programs for self-injected medications

HOUSTON, Oct. 26, 2009 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading provider of cost-effective disposal solutions for medical and pharmaceutical waste generated outside the hospital setting, today reported financial results for the first quarter of fiscal year 2010 ended September 30, 2009. Revenue of $15.4 million in the first quarter of fiscal 2010 expanded 260% over $4.3 million in revenue generated in the corresponding period of the prior fiscal year. The $11.1 million increase in revenue was driven by $11.0 million in sales related to the Company's $40 million, 5-year contract with an agency of the U.S. Government and record quarterly billings of $1.5 million to retail clinics and pharmacies to address the heavily-emphasized flu shot season. This growth more than offset lower sales to the pharmaceutical industry due to the variability in timing of Patient Support Programs.

Net income for the fiscal 2010 first quarter increased substantially to $5.8 million or $0.40 per diluted share, on the growth in sales and measurably expanded margins. Last year's first quarter reflected net income of $605 thousand, or $0.04 per diluted share.

234% Growth In Quarterly Billings Driven By Government Contract, Strong Flu Shot Season

Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, increased 234% to $15.6 million in the first quarter of fiscal 2010 compared with $4.7 million in the same period of the prior fiscal year. The significant increase in first quarter 2010 billings was the result of $11.0 million in billings for providing the Sharps(R) Medical Waste Management System(TM) to an agency of the U.S. Government combined with an increase of $0.7 million in retail market billings, which were driven by a strong start to the flu shot season given the health concerns over the H1N1 (swine flu) virus.

Targeted marketing to the professional market, which is comprised of physicians, dentists, veterinarians and medical practices, has begun to demonstrate success with solid growth in billings of almost 70%, or $173 thousand over last fiscal year's first quarter. The Company's home healthcare market experienced a reduction in first quarter billings due to ordering patterns of its larger home healthcare customers as well as additional distributor incentives designed to drive future growth in this sector, while billings to the pharmaceutical industry were lower due to the variability in timing associated with the Patient Support Programs we provide to the drug manufacturers.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, "We realized the full impact of the leverage available in our business as the effect of combined revenue from the government contract and a very strong flu shot season were realized in this quarter. As the leading provider for sharps disposal solutions outside of hospital and large healthcare facility settings, we are serving the needs of retail clinics and pharmacies, local communities, doctors' offices and federal and state governments addressing the significant number of vaccines required to be administered this year and into 2010 both for the typical seasonal flu as well as the H1N1 virus."

U.S. Government Contract Execution Ahead Of Plan; Actively Marketing the Sharps(R) Medical Waste Management System(TM)

The Company announced on February 2, 2009, that it was awarded a $40 million contract to provide its Sharps Medical Waste Management System ("Sharps(R)MWMS"(TM)) to an agency of the United States Government. The Sharps(R)MWMS(TM) is a comprehensive medical waste solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste outside of the hospital or large healthcare facility setting. The Sharps(R)MWMS(TM), which is designed for rapid deployment, features the Sharps Disposal By Mail System(R) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(R)MWMS(TM) is a solution designed to address government and commercial emergency preparedness and is an integral component of their programs.

The contract is expected to be executed over a five-year period. The Company received a purchase order for $28.5 million for product and services to be provided during the first contract year ending February 1, 2010. The following four option years are for program maintenance valued at $11.5 million. The Company has recognized $17.0 million of the $28.5 million for the first contract year; $11.0 million of which was recorded in the first quarter of fiscal 2010. The Company expects to record approximately $11.5 million of revenue in the quarter ending December 31, 2009, thereby completing the build-out of the product portion of the contract.

David P. Tusa, Executive Vice President and Chief Financial Officer, commented, "We have a healthy pipeline of potential new business for our Medical Waste Management System and Patient Support Program. There are many factors that give us confidence in our ability to expand beyond the success of our initial government contract with our unique medical waste solutions as well as a more extensive menu of solutions to a broadened customer base. These factors include our successful execution and implementation of our first major contract; the recent passage of legislation in California requiring pharmaceutical manufacturers to address end-of-use issues associated with self-injected medications and concerns of a possible pandemic relating to H1N1. Our Medical Waste Management System is specifically developed to meet emergency preparedness requirements for government agencies and large corporations in the event of a health pandemic, or a natural or manmade disaster."

Significant Operating Leverage, High Levels of Productivity and Minimal Capital Requirements

Gross margin was 70.8% in the first quarter of fiscal 2010, a significant increase over gross margin of 43.3% in the fiscal 2009 first quarter. Driving the increase was the substantial operating leverage inherent in the business. Sharps had spent the last two years building an infrastructure to accommodate for the growth it is now realizing and has sufficient capacity to expand much further without significant incremental costs.

Selling, general and administrative (SG&A) expense was $1.8 million for the first quarter of fiscal 2010, an increase of $651 thousand, or 56% over the $1.2 million reported in the same period of the prior year. Higher SG&A included the following:

 * investments to expand direct sales and marketing team of $120 thousand;

 * higher advertising, public relations and trade-show related expenses of approximately $104 thousand;

 * increased legal and professional services fees of approximately
   $105 thousand; and

 * higher non-cash 123R stock-based compensation expense of
   approximately $169 thousand.
Operating income for the first quarter of fiscal 2010 was $9.0 million, or 58.4% of revenue, compared with operating income of $610 thousand, or 14.3% of revenue, for the prior year's first quarter.

Mr. Tusa noted, "The considerable expansion in margins for the first quarter reflect the high degree of productivity within the organization and the low cost structure of our operations that combine to create significant operating leverage. We continue to expect quarterly SG&A expense for fiscal 2010 will be approximately $1.8 million to $2.0 million, although we may flex higher for targeted sales and marketing activities."

Strong Cash Generation and Financial Flexibility

Cash and cash equivalents were $8.4 million at September 30, 2009 compared with $4.8 million at June 30, 2009. Working capital was $13.2 million at September 30, 2009, an increase of $8.6 million over the June 30, 2009 level of $4.6 million. Accounts receivable were up $4.8 million to $6.4 at September 30, 2009 and included a major customer billing of $4.3 million which was collected in October 2009. At September 30, 2009, stockholders' equity and total assets were $16.1 million and $23 million, respectively, up from $9.6 million and $15.2 million, respectively, at June 30, 2009.

Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase (the "Bank"), no amounts were outstanding at September 30, 2009. The line of credit is available to finance working capital as well as organic expansion opportunities or potential acquisitions.

California Senate Bill 486 Signed into Law Requiring Plans by Pharmaceutical Manufacturers for Proper Disposal of Medical Sharps Waste for Self-injected Medications

California Senate Bill 486, which was signed into law on October 12, 2009, requires pharmaceutical manufacturers who sell or distribute medications that are routinely injected at home to submit plans to the California Integrated Waste Management Board (the "Board") on or before July 1, 2010 describing how they support and provide safe syringe and needle collection and disposal programs for their patients. The manufacturers are also required to post those plans on their website and the Board will post the information on its website as well in order to help educate consumers regarding safe and effective means to dispose of their used needles and syringes or injection devices.

Sharps is in a unique position to facilitate the manufacturers' efforts with its proven Patient Support Program that helps to ensure patient compliance and the safe and effective use of their medications while providing the patients a convenient means of disposing of their sharps.

Sharps' vendor managed inventory program includes the direct fulfillment of the Sharps Disposal By Mail System(R) to the pharmaceutical manufacturers' self-injecting patient support program participants, who use the product as a convenient means of disposing of used syringes, educational information on the disposal process and distinctive branding for the manufacturer's product. The Company's SharpsTracer(TM) system tracks the return of the Sharps Disposal By Mail System(R) by the patient to the treatment facility, where the package is processed prior to destruction utilizing the Company's proprietary and customizable system. This data is electronically transmitted and available to the pharmaceutical manufacturer via the Company's proprietary data warehouse which aids in monitoring drug usage and establishes a touch point for individual patient follow-up.

Driving New Opportunities: Delivering Value

Dr. Kunik concluded, "We exceeded our first quarter expectations on steady core business, the success of the government contract, and a flu shot season that remained very strong throughout the quarter. We expect that momentum to continue into our second quarter as vaccinations ramp up and the H1N1 shots begin to be administered. We remain focused on landing new government contracts and are focused on generating new noteworthy revenue opportunities by the second half of our fiscal year. Our ability to creatively develop solutions for a growing list of customers that address their environmental concerns provides an inimitable value proposition that we believe makes us a leader in a rapidly developing market."

First Quarter Fiscal Year 2010 Webcast and Conference Call

The Company will host a teleconference today beginning at 1:00 p.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman and Chief Executive Officer, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the quarter ended September 30, 2009 and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call may be accessed the following ways:

 * The live webcast may be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. Webcast listeners will have the opportunity to submit questions to the speakers (verbally or via e- mail). Select questions will be summarized and addressed during the question-and-answer portion of the call. * The teleconference can be accessed by dialing (201) 689-8560 and requesting conference ID number 334937, approximately 5 - 10 minutes prior to the call.
To listen to the archived call:

 * The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available. * A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 334937.
The telephonic replay will be available from 4:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time Tuesday, November 3, 2009.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for medical waste and dispensed unused medications generated outside the hospital setting. The Company's flagship product, the Sharps Disposal by Mail System(R), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical devices or objects used to puncture or lacerate the skin (referred to as "sharps").

The Sharps(R)MWMS(TM), a Medical Waste Management System, is a comprehensive medical waste and dispensed unused medication solution which includes an array of services and products necessary to effectively collect, store and dispose of medical waste and dispensed unused medications outside of the hospital setting. The System, which is designed for rapid deployment, features the Sharps Disposal By Mail System(R) products combined with warehousing, inventory management, training, data and other services necessary to provide a comprehensive solution. The Sharps(R)MWMS is designed to be an integral part of governmental and commercial emergency preparedness programs.

The Company's newest offering, RxTakeAway(TM), is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications. This solution consists of a variety of sizes of containers (from a special-use envelope to 10- and 20-gallon products) and return packaging with pre-paid postage to the Company's treatment facility. The Company recently introduced its proprietary tracking system, DrugTracer(TM), to document unused patient medication products. The RxTakeAway(TM) is also an additional component option for the Sharps(R) Medical Waste Management System(TM).

The Company focuses on targeted growth markets such as federal, state and local governments, the pharmaceutical industry, as well as home health care, retail and professional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps as well as unused pharmaceuticals in the community setting.

As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions it for strong future growth.

More information on the Company can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles, including customer billings information (GAAP). The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                   Consolidated Statements of Income
                              (unaudited)

                                        Three-Months Ended
                                           September 30,
                                    -------------------------

                                        2009         2008     % Change
                                    ------------ ------------

 Revenue                            $15,378,939  $ 4,269,536    260.2%

  Cost of revenue                     4,487,878    2,420,360     85.4%
                                    ------------ ------------
  Gross profit                       10,891,061    1,849,176    489.0%
    Gross margin                           70.8%        43.3%
  SG&A expense                        1,814,403    1,162,954     56.0%
  Depreciation and amortization          94,526       76,380     23.8%
                                    ------------ ------------

 Operating income                     8,982,132      609,842
   Operating margin                        58.4%        14.3%
 Other income                             3,916       14,871
                                    ------------ ------------

 Net income before income taxes     $ 8,986,048  $   624,713
 Income taxes                         3,167,187       19,372
                                    ------------ ------------
 Net income                         $ 5,818,861  $   605,341
                                    ============ ============

  Net income per share
    Basic                           $      0.44  $      0.05
                                    ============ ============
    Diluted                         $      0.40  $      0.04
                                    ============ ============
 Weighted Average
 Shares Outstanding
    Basic                            13,372,570   12,662,408
    Diluted                          14,526,942   13,703,683

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
                      Consolidated Balance Sheets

                                           September 30,    June 30,
                                               2009           2009
                                           ------------- -------------
                                            (Unaudited)
 ASSETS:
 -------
 Current assets:
  Cash and cash equivalents                $  8,441,353  $  4,791,870
  Accounts receivable, net                    6,410,969     1,606,415
  Inventory                                   2,773,239     2,282,504
  Prepaid and other assets                      795,221       775,958
  Deferred income taxes                         820,189        17,352
                                           ------------- -------------
   Total current assets                      19,240,971     9,474,099
 Property and equipment, net                  3,612,786     3,445,053
 Deferred income taxes, net                          --     2,120,655
 Intangible assets, net                         147,355       148,629
                                           ------------- -------------
   Total assets                            $ 23,001,112  $ 15,188,436
                                           ============= =============

 LIABILITIES AND STOCKHOLDERS' EQUITY:
 -------------------------------------
 Current liabilities:
  Accounts payable                         $  2,138,182  $  2,499,146
  Accrued liabilities                         2,489,719     1,188,589
  Current portion of deferred revenue         1,365,181     1,220,600
                                           ------------- -------------
   Total current liabilities                  5,993,082     4,908,335
 Long-term deferred revenue                     642,504       624,841
 Other liabilities                              258,660        84,872
                                           ------------- -------------
   Total liabilities                          6,894,246     5,618,048
 Stockholders' equity:
  Total stockholders' equity                 16,106,866     9,570,388
                                           ------------- -------------
   Total liabilities and stockholders'
    equity                                 $ 23,001,112  $ 15,188,436
                                           ============= =============

               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
              Supplemental Customer Billing and Revenue
                              (unaudited)

                Three-Months Ended September 30,
                --------------------------------
                   2009     % Total     2008      $ Change   % Change
               ------------ ------- ----------- ------------ ---------
 BILLINGS BY
  MARKET:
 -----------
 Government    $11,017,504    70.7% $   55,150  $10,962,354  19877.3%
 Home Health
  Care           1,621,953    10.4%  1,906,697     (284,744)   (14.9%)
 Retail          1,546,696     9.9%    840,762      705,934     84.0%
 Professional      421,115     2.7%    248,441      172,674     69.5%
 Pharmaceutical    318,836     2.0%    874,614     (555,778)   (63.5%)
 Hospitality       261,271     1.7%    209,453       51,818     24.7%
 Other             254,024     1.6%    168,507       85,517     50.7%
 Commercial         64,261     0.4%    184,499     (120,238)   (65.2%)
 Agriculture        85,749     0.5%    174,011      (88,262)   (50.7%)
               ------------ ------- ----------- ------------ ---------
   Subtotal     15,591,409   100.0%  4,662,134   10,929,275    234.4%
 GAAP
  Adjustment *    (212,470)           (392,598)     180,128    (45.9%)
               ------------         ----------- ------------ ---------
   Revenue
    Reported    15,378,939           4,269,536   11,109,403    260.2%
               ============         =========== ============ =========

 * Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported.
 GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

CONTACT:  Sharps Compliance, Inc.
          David P. Tusa, Executive Vice President, Chief Financial
           Officer & Business Development
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations:
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com